                                  SCHEDULE 14A
                                (RULE 14A - 101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement      [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         PERFORMANCE FOOD GROUP COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X] No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.

(1)      Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

(2)      Aggregate number of securities to which transactions applies:

         -----------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

(4)      Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

(5)      Total fee paid:

         -----------------------------------------------------------------------

         [ ] Fee paid previously with preliminary materials:

         -----------------------------------------------------------------------


         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:

         -----------------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

         (3)      Filing Party:

         -----------------------------------------------------------------------

         (4)      Date Filed:

         -----------------------------------------------------------------------

                                     [LOGO]

                          6800 PARAGON PLACE, SUITE 500
                            RICHMOND, VIRGINIA 23230
                                 (804) 285-7340

Dear Shareholder:

         It is our pleasure to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of Performance Food Group Company (the "Company") to be held at 10:00 a.m., eastern daylight time, on Wednesday, May 2, 2001, at the Pocahontas Foods, USA, Inc. offices located at 7420 Ranco Road, Richmond, Virginia.

         Shareholders will be asked to elect two directors, to consider and act upon a proposal to amend the Company's 1993 Employee Stock Incentive Plan, to consider and act upon a proposal to amend the Company's Employee Stock Purchase Plan and to consider and act upon a proposal to amend the Company's Restated Charter. In addition, we will present an oral report on the condition and performance of the Company, and you will have an opportunity to question management on matters that affect the interests of all shareholders.

         We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you complete and return the enclosed proxy card in the enclosed post-paid envelope. Your vote is important.

         We look forward to seeing you on May 2, 2001.


                                    Sincerely,



                                    Robert C. Sledd
                                    Chairman and Chief Executive Officer

                                     [LOGO]

                          6800 PARAGON PLACE, SUITE 500
                            RICHMOND, VIRGINIA 23230
                                 (804) 285-7340

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Performance Food Group Company (the "Company") will be held at 10:00 a.m., eastern daylight time, on Wednesday, May 2, 2001, at the Pocahontas Foods, USA, Inc. offices located at 7420 Ranco Road, Richmond, Virginia for the following purposes:

         1. To elect two (2) Class II directors to hold office for a term of three (3) years and until their successors are elected and qualified;

         2. To consider and act upon a proposal to amend the Company's 1993 Employee Stock Incentive Plan (the "1993 Plan");

         3. To consider and act upon a proposal to amend the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan");

         4. To consider and act upon a proposal to amend the Company's Restated Charter to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000; and

         5. To transact such other business as may properly come before the Annual Meeting.

         The Board of Directors has fixed the close of business on March 14, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

         Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.


                                    By the Order of the Board of Directors



                                    John D. Austin, Secretary


Richmond, Virginia
April 6, 2001


         YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

                                     [LOGO]

                          6800 PARAGON PLACE, SUITE 500
                            RICHMOND, VIRGINIA 23230
                                 (804) 285-7340


                              --------------------

                                 PROXY STATEMENT

                              --------------------

         The accompanying proxy is solicited by the Board of Directors of Performance Food Group Company for use at the Annual Meeting of Shareholders of the Company to be held on May 2, 2001, and any adjournments thereof, notice of which is attached hereto.

         The purposes of the Annual Meeting are to elect two Class II directors, to consider and act upon a proposal to amend the Company's 1993 Plan, to consider and act upon a proposal to amend the Company's Stock Purchase Plan, to consider and act upon an amendment to the Company's Restated Charter and to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

         A shareholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the two director nominees; FOR the amendment to the 1993 Plan; FOR the amendment to the Stock Purchase Plan; and FOR the amendment to the Restated Charter.

         The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. If any other matter does come before the Annual Meeting, however, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

         The Board of Directors has fixed the close of business on March 14, 2001 as the record date for the Annual Meeting. Only record holders of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on that date will be entitled to vote at the Annual Meeting. On the record date, the Company had outstanding 17,836,626 shares of Common Stock. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

         The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Because directors are elected by a plurality of the votes cast by the holders of the Common Stock represented and entitled to vote at the Annual Meeting, abstentions are not considered in the election. Any other matters that may properly come before the meeting or any adjournment thereof shall be approved by the affirmative vote of a majority of the votes cast by the holders of Common Stock represented and entitled to vote at the Annual Meeting, and abstentions and "non-votes" will have no effect on the outcome of the vote. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.


         This Proxy Statement and Form of Proxy and the Company's Annual Report to Shareholders have been mailed on or about April 6, 2001 to all shareholders of record at the close of business on March 14, 2001. The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company's regular officers or employees personally or by telephone or telecopy. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information furnished to the Company as of March 14, 2001 concerning persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Common Stock.

                                                         AMOUNT AND
                                                          NATURE OF
            NAME AND ADDRESS                             BENEFICIAL     PERCENT OF
          OF BENEFICIAL OWNER                             OWNERSHIP      CLASS (1)
          -------------------                             ---------      ---------
Performance Food Group Employee Savings and
Stock Ownership Trust...............................     1,145,983(2)      6.4%
6800 Paragon Place, Suite 500
Richmond, Virginia  23230

-----------------

(1) Computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

(2) 876,150 shares held by the Performance Food Group Employee Savings and Stock Ownership Plan (the "ESOP") have been allocated to an aggregate of approximately 2,900 participants of the Company who exercise voting power over such shares. The remaining 269,833 unallocated shares are voted by the Trustee at the direction of the Plan Committee which is appointed by the Board of Directors of the Company.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Company's Restated Charter classifies the Board of Directors into three classes, each class to be as nearly equal in number as possible, designated Class I, Class II and Class III. At each annual meeting, directors of the class whose term of office expires in that year are elected for a three-year term. The terms of two Class II directors, Robert C. Sledd and Fred C. Goad, Jr., will expire upon the election and qualification of new directors at this Annual Meeting. The terms of each of the two Class III directors and each of the three Class I directors will expire at the annual meetings in 2002 and 2003, respectively. The Board of Directors has designated Robert C. Sledd and Fred C. Goad, Jr. as the two nominees for reelection as Class II directors for a three-year term expiring at the annual meeting in 2004 and until their successors are elected and qualified. These two nominees are currently directors of the Company and were elected by the shareholders.

         Unless contrary instructions are received, it is intended that the shares represented by proxies solicited by the Board of Directors will be voted in favor of the election of the two Class II nominees as directors. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such an event should occur, the persons named in the Form of Proxy have advised the Company that they will vote for such substitute or substitutes as shall be designated by the current Board of Directors.

         The following table contains, as of March 14, 2001, certain information concerning the executive officers, directors and certain key employees of the Company, including the nominees, which information has been furnished to the Company by the individuals named.


                                                                                             SHARES OF
                                                                                           COMMON STOCK
                                     DIRECTOR   TERM                                       BENEFICIALLY     PERCENT
            NAME               AGE     SINCE   EXPIRES               POSITION                OWNED (1)     OF CLASS
            ----               ---     -----   -------               --------                ---------     --------
Robert C. Sledd............    48      1987      2001        Chairman, Chief                  325,907(2)    1.8%
                                                                 Executive Officer
                                                                 and Director

C. Michael Gray............    51      1992      2002        President, Chief                 123,389         *
                                                                 Operating Officer
                                                                 and Director

Roger L. Boeve.............    62       --        --         Executive Vice President         117,099(3)      *
                                                                 and Chief Financial
                                                                 Officer

Thomas Hoffman.............    61       --        --         Senior Vice President             58,589         *

G. Thomas Lovelace, Jr. ...    48       --        --         Vice President                     6,172         *

John D. Austin.............    39       --        --         Vice President-Finance             8,391(3)      *
                                                                 and Secretary

John R. Crown..............    54       --        --         Broadline Regional                 6,661(4)      *
                                                                 President

Joseph J. Paterak, Jr......    49       --        --         Broadline Regional                 1,314         *
                                                                 President

Steven Spinner.............    40       --        --         Broadline Regional                47,629(5)      *
                                                                 President

Charles E. Adair...........    53      1993      2003        Director                          31,750         *

Fred C. Goad, Jr...........    60      1993      2001        Director                          31,750(6)      *

Timothy M. Graven..........    49      1993      2003        Director                          27,250         *

H. Allen Ryan..............    58      2000      2003        Director                         299,165       1.7%

John E. Stokely............    48      1998      2002        Director                          12,250         *

All directors and executive
officers as a group (14
persons) .................                                                                  1,097,316       6.1%


------------------------------

*        Less than one percent

(1) Includes the following shares which are not currently outstanding but which the named individuals are entitled to acquire as of March 14, 2001 and within 60 days of such date upon the exercise of options: Mr. Sledd - 33,751; Mr. Gray - 53,626; Mr. Boeve - 27,939; Mr. Hoffman -
         41,437; Mr. Austin - 6,750; Mr. Crown - 5,000; Mr. Adair - 19,750; Mr.
         Goad - 19,750; Mr. Graven - 19,750; Mr. Ryan - 5,250; Mr. Stokely -10,250; all directors and executive officers as a group (14 persons) - 243,253 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purposes of computing the percentage of ownership of any other person.

(2) Includes 40,500 shares held by Mr. Sledd as trustee for the benefit of his children. Also includes 1,750 shares held by Mr. Sledd's wife for which Mr. Sledd disclaims beneficial ownership.

(3) Excludes unallocated shares held by the ESOP. Mr. Boeve and Mr. Austin are each trustees of the ESOP, and each is a member of the Plan Committee which directs the voting of such shares.

(4) Includes 60 shares held by Mr. Crown's wife for which Mr. Crown disclaims beneficial ownership.

(5)      Includes 87 shares held by Mr. Spinner's daughter.

(6) Includes 1,500 shares held by Mr. Goad's wife for which Mr. Goad disclaims beneficial ownership.

         The following is a brief summary of the business experience of each of the executive officers and directors of the Company, including the nominees.

         Robert C. Sledd has served as Chairman of the Board of Directors since February 1995 and has served as Chief Executive Officer and a director of the Company since 1987. Mr. Sledd served as President of the Company from 1987 to February 1995. Mr. Sledd has served as a director of Taylor & Sledd Industries, Inc., a predecessor of the Company, since 1974, and served as President and Chief Executive Officer of that company from 1984 to 1987. Mr. Sledd also serves as a director of SCP Pool Corporation, a supplier of swimming pool supplies and related products.

         C. Michael Gray has served as President and Chief Operating Officer of the Company since February 1995 and has served as a director of the Company since 1992. Mr. Gray served as President of Pocahontas Foods, USA, Inc. ("Pocahontas"), a wholly-owned subsidiary of the Company, from 1981 to 1995. Mr. Gray had been employed by Pocahontas since 1975, serving as Marketing Manager and Vice President of Marketing. Prior to joining Pocahontas, Mr. Gray was employed by Kroger Company as a produce buyer.


         Roger L. Boeve has served as Executive Vice President and Chief Financial Officer of the Company since 1988. Prior to that date, Mr. Boeve served as Executive Vice President and Chief Financial Officer for The Murray Ohio Manufacturing Company and as Corporate Vice President and Treasurer for Bausch and Lomb. Mr. Boeve is a certified public accountant.


         Thomas Hoffman has served as Senior Vice President of the Company since February 1995. Since 1989, Mr. Hoffman has served as President of Kenneth O. Lester Company, Inc., a wholly-owned subsidiary of the Company. Prior to joining the Company in 1989, Mr. Hoffman served in executive capacities at Booth Fisheries Corporation, a subsidiary of Sara Lee Corporation, as well as C.F.S. Continental, Miami and International Foodservice, Miami, two foodservice distributors.

         G. Thomas Lovelace, Jr. has served as Vice President of the Company since February 2001 and has served as President of Fresh Advantage, Inc., a wholly-owned subsidiary of the Company, since 1996.

         John D. Austin has served as Vice President-Finance since January 2001 and as Secretary of the Company since March 2000. Mr. Austin served as Corporate Treasurer from 1998 to January 2001. Mr. Austin served as Corporate Controller of the Company from 1995 to 1998. From 1991 to 1995, Mr. Austin was Assistant Controller for General Medical Corporation, a medical supplies distributor. Prior to that, Mr. Austin was an accountant with Deloitte & Touche LLP. Mr. Austin is a certified public accountant.

         John R. Crown has served as Broadline Regional President of the Company since January 1999. Mr. Crown served as Vice President, Business Development of the Company from January 1997 to January 1999. From 1987 to 1996, Mr. Crown served as President of Burris Retail Food Systems, a subsidiary of Burris Foods, Inc., and as Executive Vice President and General Manager of Institution Food House. Mr. Crown is immediate past Chairman of the National Frozen Food Association and a member of the board of directors of Food Distributors International, two food industry trade associations.

         Joseph J. Paterak, Jr. has served as Broadline Regional President of the Company since January 1999. Mr. Paterak served as Vice President of the Company from October 1998 to January 1999. From 1993 to September 1998, Mr. Paterak served as Market President of Alliant Foodservice, Inc.

         Steven Spinner has served as Broadline Regional President of the Company since January 2001 and has served as President of AFI Foodservice Distributors, Inc. ("AFI"), a wholly-owned subsidiary of the Company, since October 1997. From 1985 to October 1997, Mr. Spinner held various positions with AFI, including Vice President.


         Charles E. Adair has served as a director of the Company since August 1993. Since 1993, Mr. Adair has been a partner in Cordova Ventures, a venture capital management company. Mr. Adair was employed by Durr-Fillauer Medical, Inc., a distributor of pharmaceuticals and other medical products, from 1973 to 1992, serving as

Executive Vice President from 1978 to 1981, as President and Chief Operating Officer from 1981 to 1992, and as a director from 1976 to 1992. In addition, Mr. Adair serves as a director of Tech Data Corporation, a distributor of microcomputers and related hardware and software products. Mr. Adair is a certified public accountant.


         Fred C. Goad, Jr. has served as a director of the Company since July 1993. Since March 1999, Mr. Goad has served as Co-Chief Executive Officer of the transaction services division of WebMD. From June 1996 to March 1999, Mr. Goad served as Co-Chief Executive Officer and Chairman of ENVOY Corporation ("ENVOY"), a provider of electronic transaction processing services for the health care industry, which was acquired by WebMD in 1999. From 1985 to June 1996, Mr. Goad served as President and Chief Executive Officer and as a director of ENVOY. Mr. Goad also serves as a director of Luminex Corporation, a maker of proprietary technology that simplifies biological testing for the life sciences industry, and Private Business, Inc., a provider of electronic commerce solutions that help community banks provide accounts receivable financing to their small business customers.


         Timothy M. Graven has served as a director of the Company since August 1993. Mr. Graven is the Managing Partner and co-founder of Triad Investment Company, LLC, a private investment firm founded in 1995. Mr. Graven previously served as President and Chief Operating Officer of Steel Technologies, Inc. of Louisville, Kentucky, a steel processing company, from March 1990 to November 1994, as Executive Vice President and Chief Financial Officer from May 1985 to March 1990 and as a director from 1982 to 1994. Mr. Graven is also a certified public accountant.

         H. Allen Ryan has served as a director of the Company since May 2000 and serves as a consultant to the Company from time to time. Mr. Ryan served as President of NorthCenter Foodservice Corporation ("NorthCenter"), a wholly-owned subsidiary of the Company, from 1982 to April 2000. Mr. Ryan is past Chairman of Nugget Distributors, Inc., a foodservice buying group, and the International Foodservice Distributors Association. Mr. Ryan also serves on the Board of Directors of the Maine Restaurant Association and the Board of Trustees of Thomas College in Waterville, Maine. NorthCenter was the 1999 recipient of the ID Magazine Great Distributor Organization Award.

         John E. Stokely has served as a director of the Company since April 1998. Since August 1999, Mr. Stokely has been self-employed as a business consultant. Mr. Stokely was the President, Chief Executive Officer and Chairman of the Board of Directors of Richfood Holdings, Inc. ("Richfood"), a retail food chain and wholesale grocery distributor, from January 1997 until August 1999, when Richfood was acquired by Supervalu Inc. Mr. Stokely served on the Board of Directors and as President and Chief Operating Officer of Richfood from April 1995 to January 1997 and served as Executive Vice President and Chief Financial Officer from 1990 to April 1995. Mr. Stokely also serves as a director of Nash-Finch Company, a food wholesaler, and SCP Pool Corporation.

         The Board of Directors has established an Audit Committee for the purpose of recommending the Company's auditors, reviewing the scope of their engagement, consulting with such auditors, reviewing the results of the audit, acting as a liaison between the Board and the auditors and reviewing various Company policies, including those related to accounting and internal control matters. It is the function of the Audit Committee to ensure that the Company's financial statements accurately reflect the Company's financial position and results of operations. Messrs. Goad, Graven, Adair and Stokely comprise the Audit Committee, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee met five times during the fiscal year ended December 30, 2000.

         The Board of Directors has established a Compensation Committee for the purpose of evaluating the performance of the Company's officers, reviewing and approving officers' compensation, formulating bonuses for the Company's management and administering the Company's stock incentive plans. Messrs. Goad, Graven, Adair and Stokely comprise the Compensation Committee, which met two times during the fiscal year ended December 30, 2000.

         The Board of Directors held 13 meetings, nine of which were via teleconference, during fiscal 2000. All incumbent directors attended at least 75% of the meetings of the Board and each committee of the Board on which such directors served at the time of such meeting, held during the fiscal year ended December 30, 2000. The Board of Directors does not have a nominating committee.

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 30, 2000 (fiscal 2000), January 1, 2000 (fiscal 1999) and January 2, 1999 (fiscal 1998) for (i) the Chief Executive Officer of the Company and (ii) the four highest paid executive officers of the Company whose salary and bonus payments exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                              LONG TERM
                                                             COMPENSATION
                                       ANNUAL COMPENSATION      AWARDS
                                      ---------------------  ------------
                                                              SECURITIES
                                                              UNDERLYING      ALL OTHER
         NAME AND           FISCAL     SALARY       BONUS    OPTIONS/SARS   COMPENSATION
    PRINCIPAL POSITION       YEAR       ($)          ($)        (#)(1)           ($)
    ------------------      ------    --------     --------  ------------   ------------
Robert C. Sledd              2000     $387,412     $334,101     76,000        $12,951(2)
   Chairman and Chief        1999      357,950      256,962     20,000          7,929(2)
   Executive Officer         1998      275,396      150,334     50,600          9,664(2)

C. Michael Gray              2000      338,656      188,898     33,000         12,951(2)
   President and Chief       1999      266,078      104,535     15,000          7,929(2)
   Operating Officer         1998      225,576       73,381     37,100          9,664(2)

Roger L. Boeve               2000      245,159      116,239     14,000         12,951(2)
   Executive Vice            1999      211,262       56,374      8,000          7,929(2)
   President and Chief       1998      193,262       50,581     21,900          9,664(2)
   Financial Officer

Thomas Hoffman               2000      236,250       57,653      9,000         12,951(2)
   Senior Vice President     1999      216,980       66,690     10,000          7,929(2)
                             1998      190,535      157,667     16,870          9,664(2)

G. Thomas Lovelace, Jr       2000      259,240      133,472     33,000         12,951(2)
   Vice President            1999      224,279      114,356      6,000          8,602(2)
                             1998      201,657       98,331     10,000          9,664(2)


-------------------------


(1)      Number of stock options granted under the 1993 Plan.

(2) Includes allocations by the Company to each Named Executive Officer's ESOP account of $8,701, $4,729 and $7,264 for fiscal 2000, 1999 and 1998, respectively. Allocations to the ESOP accounts are based on the closing price of the Common Stock on The Nasdaq Stock Market of $51.27 per share at December 29, 2000 for fiscal 2000, $24.38 per share at December 31, 1999 for fiscal 1999, and $28.13 per share at December 31, 1998 for fiscal 1998. Also includes contributions by the Company to each Named Executive Officer's 401(k) account in fiscal 2000 of $4,250; in fiscal 1999 as follows: Mr. Sledd - $3,200; Mr. Gray - $3,200; Mr. Boeve - $3,200; Mr. Hoffman - $3,200; and Mr. Lovelace - $3,873; and in fiscal 1998 of $2,400.

         The following table summarizes certain information regarding stock options issued to the Named Executive Officers during fiscal 2000. No stock appreciation rights ("SARs") have been granted by the Company.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                           INDIVIDUAL GRANTS
                            ---------------------------------------------------
                                           PERCENT OF
                             NUMBER OF        TOTAL                                  POTENTIAL REALIZABLE VALUE
                            SECURITIES       OPTIONS                                   AT ASSUMED ANNUAL RATES
                            UNDERLYING     GRANTED TO                                OF STOCK PRICE APPRECIATION
                              OPTIONS     EMPLOYEES IN   EXERCISE                          FOR OPTION TERM
                              GRANTED        FISCAL        PRICE     EXPIRATION      ---------------------------
        NAME                  (#)(1)         2000(%)     ($/SHARE)      DATE            5%($)            10%($)
        ----                  ------         -------     ---------      ----            -----            ------
Robert C. Sledd                40,000          6.6%      $  19.56      3/14/10       $  492,047       $1,246,944
                               36,000          5.9          29.44      5/15/10          666,528        1,689,112

C. Michael Gray                33,000          5.4          19.56      3/14/10          405,939        1,028,729

Roger L. Boeve                 14,000          2.3          19.56      3/14/10          172,217          436,430

Thomas Hoffman                  9,000          1.5          19.56      3/14/10          110,711          280,562

G. Thomas Lovelace, Jr          8,000          1.3          19.56      3/14/10           98,409          249,389
                               25,000          4.1          34.88     10/19/10          548,396        1,389,743


---------------------------

(1) The options granted to the Named Executive Officers were granted on March 14, 2000, May 15, 2000 and October 19, 2000 pursuant to the 1993 Plan. The options become 100% exercisable on March 14, 2004, May 15, 2004 and October 19, 2004, respectively. If any of certain events which generally constitute a change in control of the Company occur, the options would become immediately exercisable. The options were granted at exercise prices determined by the closing price of the Common Stock on The Nasdaq Stock Market on the dates of grant.

         The Company has no long-term incentive plans, as that term is defined in regulations promulgated by the Securities and Exchange Commission (the "SEC"). Also, the Company presently has no defined benefit or actuarial plans covering any employees of the Company. During fiscal 2000, the Company did not adjust or amend the exercise price of stock options awarded to the Named Executive Officers, whether through amendment, cancellation or replacement grants, or other means.

         The following table sets forth certain information with respect to stock options issued to the Named Executive Officers pursuant to the 1993 Plan and the 1989 Nonqualified Stock Option Plan (the "1989 Plan").

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL 2000 YEAR-END OPTION VALUES






                                                               NUMBER OF SECURITIES                 VALUE OF
                                                              UNDERLYING UNEXERCISED               UNEXERCISED
                                                                 OPTIONS HELD AT               IN-THE-MONEY OPTIONS
                               SHARES                           DECEMBER 30, 2000             AT DECEMBER 30, 2000 ($)(1)
                            ACQUIRED ON        VALUE       ----------------------------    -------------------------------
       NAME                 EXERCISE(#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
       ----                 -----------     -----------    -----------    -------------    -----------       -------------
Robert C. Sledd                   --               --         33,751         146,600         $1,367,699         $4,222,446

C. Michael Gray                   --               --         53,626          85,100          2,262,247          2,644,727

Roger L. Boeve                    --               --         27,939          43,900          1,113,356          1,365,619

Thomas Hoffman                    --               --         41,437          35,870          1,729,188          1,092,319

G. Thomas Lovelace, Jr         4,500         $153,000             --          49,000                 --          1,143,869

----------------

(1) Based on the closing price of the Company's Common Stock on The Nasdaq Stock Market at December 29, 2000 of $51.27 per share.

DIRECTOR COMPENSATION

         Non-employee directors receive an annual retainer of $10,000 and a fee of $1,000 for each Board meeting attended, $500 for each committee meeting attended, $500 for each meeting attended by telephone, and are reimbursed for expenses reasonably incurred in connection with their services as directors. In addition, the Chairman of the Audit Committee receives an annual retainer of $2,500, and the Chairman of the Compensation Committee receives an annual retainer of $1,500. Directors who are officers or employees of the Company receive no compensation for serving as members of the Board. The aggregate amount of fees paid to all of the non-employee directors for fiscal 2000 was approximately $114,500.

         Each non-employee director participates in the Outside Directors' Plan, which was approved by the shareholders of the Company on July 21, 1993. Non-employee directors elected to the Board subsequent to the adoption of the Outside Directors' Plan will receive an option grant for 5,250 shares upon their election to the Board of Directors and all non-employee directors will receive an annual option grant of 2,500 shares as of the date of each annual meeting of shareholders. The options become exercisable, subject to a director's continued service on the Board of Directors, one year from the date of grant, and expire on the tenth anniversary of such date. All options issued under the Outside Directors' Plan have an exercise price per share at the date of grant equal to the closing sale price on The Nasdaq Stock Market on that date. At December 30, 2000, there were five participants under the Outside Directors' Plan who held options covering an aggregate of 15,750 shares at an exercise price of $9.33 per share, 4,500 shares at an exercise price of $14.17 per share, 4,500 shares at an exercise price of $12.67 per share, 4,500 shares at an exercise price of $18.33 per share, 7,500 shares at an exercise price of $20.00 per share, 12,750 shares at an exercise price of $20.13 per share, 10,000 shares at an exercise price of $25.93 per share and 15,250 shares at an exercise price of $26.50 per share. There have been no exercises to date of options granted under the Outside Directors' Plan.

         The Board of Directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the Company's shareholders and the financial abilities of the Company.

CHANGE IN CONTROL AGREEMENTS

         Effective as of October 29, 1997, the Company entered into agreements with certain of its key executives (the "Agreement"), including the Chief Executive Officer and Named Executive Officers, which provide for certain payments to be made to the executive if, within two years following a Change in Control (as defined in the Agreement) of the Company, his employment with the Company is terminated for any reason other than Cause (as defined in the Agreement) or if the executive terminates his employment with the Company for Good Reason (as defined in the Agreement). Upon termination, the executive is entitled to receive (i) 299.9% of his base salary (defined as the higher of the executive's base salary prior to the Change in Control or immediately prior to termination), (ii) 299.9% of his bonus (based upon the executive's bonus for the three fiscal years prior to the Change in Control or bonus after the Change in Control, whichever is higher) and (iii) an amount necessary to reimburse the executive for any excise tax payable under Section 4999 of the Internal Revenue Code in connection with the Change in Control. One-third of such amount must be paid in equal semi-monthly installments over the twelve months following termination and the balance in a lump sum payment made within five business days after the expiration of the twelve-month period. Amounts payable pursuant to clause (iii) above must be paid within thirty days following termination of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 2000, the Compensation Committee of the Board of Directors was composed of Messrs. Goad, Graven, Adair and Stokely. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company's executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Decisions with respect to compensation of the Named Executive Officers for fiscal 2000 were made by the Compensation Committee of the Board of Directors, which was composed of Messrs. Goad, Graven, Adair and Stokely. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. The Compensation Committee approves compensation actions and long-term incentive awards to the Named Executive Officers and other key employees of the Company, and reviews and administers the incentive compensation, stock option and other compensation plans of the Company.

         The overall objectives of the Company's executive compensation program for fiscal 2000 were to:

         - Attract and retain the highest quality talent to lead the Company

         -        Reward key executives based on business performance

         -        Design incentives to maximize shareholder value

         - Assure that objectives for corporate and individual performance are measured

         The philosophy upon which these objectives are based is to provide incentive to the Company's officers to enhance the profitability of the Company and closely align the financial interests of the Company's officers with those of its shareholders. In order to uphold this philosophy for fiscal 2000, the Compensation Committee reviewed the various elements of executive compensation, including salaries, incentive compensation awards and stock option awards under the 1993 Plan. In 2000, the Compensation Committee retained William M. Mercer, Inc. ("Mercer"), an independent consulting firm, to analyze the Company's compensation programs in relation to a group of similarly sized companies in comparable industries. These comparable companies are primarily in the distribution industry, including certain of the Company's competitors for which compensation data is available. The Mercer analysis compared the compensation levels of the CEO and Named Executive Officers to similar positions at these peer companies. The Compensation Committee then used this information when establishing compensation levels for the Company's senior management.

         The Compensation Committee set annual base salaries for the Named Executive Officers near or just below the midpoint of the relative salaries of similar executives at these peer companies. To closely align an executive's compensation to the Company's goals, the Compensation Committee believes that a substantial portion of an executive's compensation should be incentive based. Therefore, the Company relies to a significant degree on annual cash bonuses and long-term stock based incentive compensation. Beginning in fiscal 1995, the Compensation Committee and the Board implemented an annual cash bonus program for senior management, including the Named Executive Officers, based in part on Economic Value Added ("EVA") and in part on individual performance objectives. EVA measures the Company's ability to generate after-tax operating profits in excess of the cost of capital, including both debt and equity, employed to generate that profit. The Company's bonus program includes a component based on the improvement in EVA over the prior year and a component based on current year EVA. Under this program, an executive's bonus varies directly with improvement in and with the amount of after-tax operating profits in excess of the cost of capital. Therefore, an executive is rewarded for creating shareholder wealth by most effectively utilizing the Company's capital. In addition, an executive's bonus is "at risk," in that no bonuses are paid if the Company fails to improve the utilization of capital or generate after-tax operating profits in excess of the cost of capital.

         The long-term incentive program for senior management consists of stock option and other stock-based awards granted under the 1993 Plan. Until 1999, the Compensation Committee granted stock option awards on a bi-annual basis. In 1999, the Compensation Committee began to grant options to senior management annually. During 2000, the Compensation Committee approved the grant of an aggregate of 165,000 stock options under the 1993 Plan to the Named Executive Officers. These options were granted at the fair market value of the Common Stock on the date of grant and vest 100% four years from the date of grant.

Compensation of Chief Executive Officer

          Robert C. Sledd, the Company's Chairman and Chief Executive Officer, is compensated in accordance with the same general criteria established from time to time by the Compensation Committee of the Board of Directors with respect to the Named Executive Officers. In May 2000, the Compensation Committee and Mr. Sledd discussed their mutual desire to align Mr. Sledd's interests more closely with the Company's shareholders generally. The Compensation Committee determined, and Mr. Sledd agreed, that Mr. Sledd's fiscal 2000 cash compensation would be reduced by $120,000 comprised of $60,000 in salary for the balance of fiscal 2000 and $60,000 in bonus eligibility of Mr. Sledd for the balance of fiscal 2000. Given the reduction in Mr. Sledd's cash compensation and the desire of the Compensation Committee to continue to align the interests of the Chief Executive Officer and shareholders generally, in May 2000, the Compensation Committee granted Mr. Sledd options to purchase 36,000 shares of the Company's common stock at an exercise price of $29.44, the fair market value of such stock on the date of grant. Such options vest four years from the date of the grant. Mr. Sledd's base salary for fiscal 2000 was $387,412, and he earned cash bonuses of $334,101.

Federal Income Tax Deductibility Limitations

         The Compensation Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes enacted as part of the 1993 Omnibus Budget Reconciliation Act ("OBRA") and to seek to qualify the Company's long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. None of the Company's executive officers has received compensation that could potentially exceed the applicable limits under OBRA.

         The tables set forth under "Executive Compensation," and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

Charles E. Adair     Fred C. Goad, Jr.     Timothy M. Graven     John E. Stokely

         The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE REPORT

         In accordance with its written charter adopted by the Board of Directors, a copy of which is attached as Exhibit A, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2000, the Audit Committee met five times.

         In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might be thought to bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with the independent auditors their fees, audit plans, audit scope and identification of audit risks.

         The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees" and discussed and reviewed the results of the independent auditors' audit of the consolidated financial statements.

         The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 30, 2000 with management and the independent auditors. Management has the responsibility for the preparation of the Company's consolidated financial statements and the independent auditors have the responsibility for the audit of those statements.

         Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 30, 2000, for filing with the SEC. The Audit Committee also approved the reappointment of KPMG LLP as the Company's independent auditors.

Charles E. Adair     Fred C. Goad, Jr.     Timothy M. Graven     John E. Stokely

         The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

AUDIT FEES

         The Company paid KPMG LLP $157,500 in connection with its audit of the Company's consolidated financial statements for fiscal 2000 and review by KPMG LLP of the Company's consolidated financial statements included in its Quarterly Reports on Form 10-Q during fiscal 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         KMPG LLP did not perform any financial information technology services for the Company during fiscal 2000.

ALL OTHER FEES

         During fiscal 2000, KPMG LLP billed the Company $267,389 for all other services, including $98,150 in connection with the Company's Registration Statement on Form S-3 dated October 23, 2000 and the related Prospectus Supplement dated December 7, 2000, $109,950 in connection with its audits of Redi-Cut Foods, Inc. and related entities and Carroll County Foods, Inc. and $59,289 for tax related and other services.

SHAREHOLDER RETURN PERFORMANCE GRAPH

         The following graph compares the percentage change in the unaudited cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P 600 Index and the S&P Distributors Food and Health Index between December 31, 1995 and December 31, 2000. The graph assumes the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1995 and that all dividends, if any, were reinvested.


                                   1995    1996    1997    1998    1999    2000
                                   ----    ----    ----    ----    ----    ----
Performance Food Group Company     100      98     150     178     154     324
S&P 600 Stock Index                100     121     152     150     169     189
S&P Distr. Food & Health Index     100     114     154     165     130     256

                          PROPOSAL 2: AMENDMENT OF THE
                       1993 EMPLOYEE STOCK INCENTIVE PLAN

         The Company's 1993 Plan was originally adopted by the Company's shareholders on July 21, 1993. The 1993 Plan initially authorized 250,000 shares of Common Stock for issuance and authorized an additional 500,000 on May 7, 1996, which number of shares was subsequently increased to 1,125,000 as a result of a stock split in the form of a stock dividend paid on July 15, 1996. An additional 500,000 shares were authorized on May 5, 1999. At March 14, 2001, there were no shares of Common Stock available for issuance under the 1993 Plan. In addition, options to purchase 28,512 shares of Common Stock have been granted subject to shareholder approval of this amendment to the 1993 Plan.

INCREASE IN AUTHORIZED SHARES

         The Compensation Committee (the "Committee"), which consists entirely of directors who are not officers of the Company, reviewed the Company's stock-based incentive compensation plans and concluded that the number of shares available under the 1993 Plan did not authorize a sufficient number of shares to provide the flexibility with respect to stock-based compensation, or to establish appropriate long-term incentives to achieve Company objectives. The Committee and the Board believe that a key element of officer and key employee compensation is stock-based incentive compensation. Stock-based compensation advances the interests of the Company by encouraging, and providing for, the acquisition of equity interest in the Company by officers and key employees, thereby providing substantial motivation for superior performance and aligning their interest with shareholders of the Company. In order to provide the Company with greater flexibility to adapt to changing economic and competitive conditions, and to implement long-range goals and expansion plans through stock-based compensation strategies which will attract and retain those employees who are important to the long-term success of the Company, the Board proposed the adoption, subject to shareholder approval, of an amendment of the 1993 Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 1,200,000 shares. The Committee and Board of Directors believe that the approval of this amendment is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified employees through the use of stock incentives.

SUMMARY OF THE AMENDMENT

         The amendment increases the number of shares of Common Stock which may be issued upon the exercise of options and for the issuance of SARs, restricted stock awards, or other stock-based awards by 1,200,000 shares, or 6.7% of the 17,836,626 shares of Common Stock outstanding on March 14, 2001. As amended, the 1993 Plan will continue to provide for appropriate adjustments in the number of shares in the event of a stock dividend, recapitalization, merger or similar transactions.

         A copy of the proposed amendment is attached as Exhibit B to this Proxy Statement. If approved by shareholders, this amendment will become effective on May 2, 2001.

SUMMARY OF MATERIAL PROVISIONS OF THE 1993 PLAN

         The following is a summary of the material provisions of the 1993 Plan, as proposed to be amended.

         Shares. The 1993 Plan will be amended to authorize an additional 1,200,000 shares of Common Stock, approximately 6.7% of the Common Stock outstanding as of March 14, 2001. These shares, less the 28,512 shares subject to options granted subject to shareholder approval of this amendment, provide an aggregate of 1,171,488 shares or 6.6% of the Common Stock outstanding on March 14, 2001. Shares awarded under the 1993 Plan may consist, in whole or in part, of authorized and unissued shares. If shares subject to an option under the 1993 Plan cease to be subject to such option, or if shares awarded under the 1993 Plan are forfeited, or otherwise terminate without payment being made to the participant in the form of Common Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the 1993 Plan.

         Participation. 1993 Plan awards may be made to employees, including officers, of the Company, its subsidiaries and affiliates, and to consultants thereof, but may not be granted to any director who is a member of the Committee administering the plan or to any other director unless the director is also a regular employee of the Company, its subsidiaries or affiliates. Participation is discretionary on the part of the Committee. The approximate number of officers and employees currently eligible for awards pursuant to the 1993 Plan is 5,300.

         Administration. The 1993 Plan is administered by a committee of not less than two disinterested individuals appointed by the Board, which committee is currently the Compensation Committee of the Board.

         Awards Under the Plan. The Committee has the authority to grant the following type of awards under the 1993 Plan: (1) stock options; (2) SARs; (3) restricted stock; (4) deferred stock; (5) stock purchase rights; and (6) other stock-based awards.

         1. Stock Options. Incentive stock options ("ISOs") and non-qualified stock options may be granted for such number of shares as the Committee may determine and may be granted alone, in conjunction with, or in tandem with, other awards under the 1993 Plan, and/or cash awards outside the 1993 Plan. ISOs may be granted only to individuals who are employees of the Company or its subsidiaries.

         A stock option will be exercisable at such times and subject to such terms and conditions as the Committee will determine and over a term to be determined by the Committee, which term will not be more than 10 years after the date of grant (or, in the case of an employee who owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any of its subsidiaries (a "10% Employee"), five years after the date of grant). The option price for any ISO will not be less than 100% of the fair market value of the Company's Common Stock as of the date of grant (or, in the case of a 10% Employee, not less than 110%). Although the 1993 Plan, as previously approved by shareholders, permits the Committee to grant non-qualified stock options exercisable at less than their fair market value on the date of the grant, but not below 50% of such fair market value, the Committee has not done so to date and has no present intention of doing so. Payment of the option price (in the case of an ISO) may be in cash, or, as determined by the Committee, by unrestricted Common Stock having a fair market value equal to the option price. For non-qualified stock options, payment, as determined by the Committee, may also be made in the form of restricted stock or deferred stock.

         Upon termination of an option holder's employment for cause, such employee's stock options will terminate. If employment is involuntarily terminated without cause, stock options will be exercisable for three months following termination or until the end of the option period, whichever is shorter. On the disability or retirement of the employee, stock options will be exercisable within the lesser of the remainder of the option period or three years from the date of disability or retirement. Upon death of an employee, stock options will be exercisable by the deceased employee's representative within the lesser of the remainder of the option period or one year from the date of the employee's death. Unless otherwise determined by the Committee, only options which are exercisable on the date of termination, death, disability, or retirement may be subsequently exercised.

         2. Stock Appreciation Rights. SARs may be granted in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable. Once an SAR has been exercised, the related portion of the stock underlying the SAR will terminate.

         Upon the exercise of an SAR, the Company will pay to the employee, in cash, Common Stock or a combination thereof (the method of payment to be at the discretion of the Committee), an amount of money equal to the excess between the fair market value of the stock on the exercise date and option price, multiplied by the number of SARs being exercised.

         In addition to the foregoing SARs, the Committee may grant limited SARs which will be exercisable only in the event of a "change in control" or "potential change in control" (as defined below) of the Company. In awarding SARs or limited SARs, the Committee may provide that in the event of a change in control or potential change in control, SARs or limited SARs may be cashed out on the basis of a "change in control price," as defined in the 1993 Plan.

         3. Restricted Stock. Restricted stock may be granted alone, in conjunction with, or in tandem with, other awards under the 1993 Plan and/or cash awards outside of the 1993 Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the Committee may determine. The provisions attendant to a grant of restricted stock may vary from participant to participant.

         In making an award of restricted stock, the Committee will determine the periods during which the stock is subject to forfeiture, and may grant such stock at a purchase price established by it, which may be zero. During the restriction period, employees may not sell, transfer, pledge or assign their restricted stock. The certificate evidencing the restricted stock will remain in the possession of the Company until the restrictions have lapsed.

         Upon the termination of an employee's employment for any reason during the restriction period, all shares of restricted stock either will vest or be subject to forfeiture, in accordance with the terms and conditions established by the Committee at or after grant. During the restriction period, the employee will have the right to vote the restricted stock and to receive any cash dividends. At the time of award, the Committee may require the deferral and reinvestment of any cash dividends in the form of additional shares of restricted stock. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant.

         The Committee may provide, in its sole discretion, for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or stock to the recipient of a restricted stock award, subject to such performance, future service, deferral or other terms and conditions as may be specified by the Committee.

         4. Deferred Stock. Deferred stock may be granted alone, in conjunction with, or in tandem with other awards under the 1993 Plan and/or cash awards outside of the 1993 Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the Committee may determine. The provisions attendant to a grant of deferred stock may vary from participant to participant.

         During the deferral period as set by the Committee, the employee may not sell, transfer, pledge or assign the deferred stock award. At the end of the deferral period, shares of Common Stock equal to the number covered by the award of deferred stock will be delivered to the employee. Unless otherwise determined by the Committee at grant, any dividends declared during the deferral period may be paid to the participant concurrently or deferred and reinvested in additional deferred stock, as determined by the Committee in its sole discretion. Upon the termination of a participant's employment for any reason during the deferral period, the deferred stock will vest or be forfeited in accordance with the terms and conditions established by the Committee at or after grant. The Committee may, in its sole discretion, accelerate the vesting of all or a part of the deferred stock award and/or waive the deferral limitations for all or any part of an award. A participant may elect to defer receipt of an award for a specified period, upon approval by the Committee. Subject to exceptions made by the Committee, such election must be made at least 12 months prior to completion of the deferral period for such award.

         The Committee may provide, in its sole discretion, for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or stock to the recipient of a deferred stock award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

         5. Stock Purchase Rights. The Committee may grant eligible individuals rights to purchase the Company's Common Stock at (1) the fair market value, (2) 85% of fair market value, (3) book value, or (4) a price between 85% and 100% of fair market value, all values being as of the date of grant. The Committee may condition such rights, or their exercise, on such terms and conditions as it sees fit. The terms of the stock purchase rights awards need not be the same with respect to each participant.

         6. Other Stock Based Awards. The Committee may also grant other types of awards that are valued in whole or in part, by reference to or otherwise based on the Company's Common Stock. These awards may be granted alone, in addition to, or in tandem with, stock options, SARs, restricted stock, deferred stock, stock purchase rights and/or cash awards outside the 1993 Plan. Such awards may be made upon terms and conditions as the Committee may, in its discretion, provide.

         Change in Control Provisions. If there is a "change in control" or a "potential change in control" (as defined below), any SARs and limited SARs outstanding for at least six months and any stock options which are not then exercisable will become fully exercisable and vested. Similarly, the restrictions and deferral limitations applicable to restricted stock, deferred stock, stock purchase rights and other stock-based awards will lapse and such shares and awards will be deemed fully vested. Stock options, SARs, limited SARs, restricted stock, deferred stock, stock purchase rights and other stock-based awards, will, unless otherwise determined by the Committee in its sole discretion, be cashed out on the basis of the change in control price described below.

         The change in control price will be the highest price per share paid in any transaction reported on The Nasdaq Stock Market, or such other exchange or market that is the principal trading market for the Common Stock, or paid or offered to be paid in any bona fide transaction relating to a potential or actual change in control of the Company, at any time during the immediately preceding 60 day period as defined by the Committee. However, in the case of ISOs and SARs relating to ISOs, such price shall be based only on transactions reported for the date on which an optionee exercises such SARs or, where applicable, the date on which a cash out occurs. A change in control occurs if
(1) any person becomes a beneficial owner directly or indirectly of 35% or more of the total voting stock of the Company (subject to certain exceptions), (2) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or similar transaction less than a majority of the combined voting power of the then outstanding securities of the Company are held in the aggregate by the holders of Company securities entitled to vote generally in the election of directors immediately prior to such transaction, or (3) during any period of two consecutive years, individuals which at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof unless each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period. A potential change in control means (1) approval by the shareholders of an agreement which, if completed, would constitute a change in control, or (2) the acquisition by a person of 5% or more of the total voting stock of the Company and the adoption by the Board of a resolution that a potential change in control has occurred.

         Amendment. The 1993 Plan may be amended by the Board of Directors, except that the Board may not, without the approval of the Company's shareholders, (1) increase the number of shares available for distribution, (2) change the pricing terms applicable for stock options or purchase rights, (3) change the employees or class of employees eligible to receive awards under the 1993 Plan, or (4) extend the term of the 1993 Plan.

         Adjustment. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other changes in the Company's structure affecting the Common Stock, appropriate adjustments will be made by the Committee, in its sole discretion, in the number of shares reserved under the 1993 Plan and in the number of shares covered by options and other awards then outstanding under the 1993 Plan and, where applicable, the exercise price for awards under the 1993 Plan.

         Federal Income Tax Aspects. The following is a brief summary of the Federal income tax aspects of awards made under the 1993 Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

         1. Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If Common Stock is issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the participant within two years of the date of grant or within one year after the transfer of the shares to the participant, then: (1) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a capital loss, and (2) no deduction will be allowed to the Company for Federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

         If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally:
(1) the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (2) the Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

         Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

         2. Non-Qualified Stock Options. Except as noted below, with respect to non-qualified stock options: (1) no income is realized by the participant at the time the option is granted; (2) generally upon exercise of the option, the participant realizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction in the same amount; and (3) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares. See "Restricted Stock" for tax rules applicable where the spread value of an option is settled in an award of restricted stock.

         3. Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise, an amount equal to the amount of cash and the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives Common Stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under "Non-Qualified Stock Options."

         4. Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. However, a participant may elect, under
Section 83(b) of the Internal Revenue Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to the purchase price of the forfeited shares regardless of whether he made a
Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and the Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

         5. Dividends and Dividend Equivalents. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant, and will be deductible by the Company. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by the Company.

         6. Other Stock-Based Awards. The Federal income tax treatment of other stock-based awards will depend on the nature of any such award and the restrictions applicable to such award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted stock, or in a manner not described herein.

AWARD GRANTS UNDER THE PLAN

         Because awards under the 1993 Plan are at the discretion of the Committee, the benefits that will be awarded under the 1993 Plan are not currently determinable. As of March 14, 2001, the market value of a share of Common Stock based on the closing price for such stock on The Nasdaq Stock Market on that date was $46.38.

CONCLUSION AND RECOMMENDATION

         The Board of Directors believes it is in the best interests of the Company and its shareholders to adopt the amendment to the 1993 Plan to help attract and retain key persons of outstanding competence and to further identify their interests with those of the Company's shareholders generally.

         The amendment to the 1993 Plan will be approved if the votes cast in favor of the amendment exceed the votes cast against it. The Board of Directors recommends a vote FOR approval of the amendment to the 1993 Employee Stock Incentive Plan.

                          PROPOSAL 3: AMENDMENT OF THE
                         PERFORMANCE FOOD GROUP COMPANY
                          EMPLOYEE STOCK PURCHASE PLAN

         The Stock Purchase Plan was adopted by the Company's shareholders on April 19, 1994. The Stock Purchase Plan initially authorized 100,000 shares of Common Stock for issuance and authorized an additional 75,000 shares in May 1996, which number of shares was subsequently increased to 262,500 as a result of a stock split in the form of a stock dividend paid on July 15, 1996. In April 1998, an additional 100,000 shares were authorized for issuance. The Stock Purchase Plan Administrator, which is a committee consisting of one or more persons chosen by the Board of Directors, has reviewed the Stock Purchase Plan and has concluded that there are insufficient shares of Common Stock available for issuance under the Stock Purchase Plan to meet the demands of the Company's employees choosing to participate in the Stock Purchase Plan by directing a portion of their income into equity interests of the Company. The Board of Directors believes the amendment to the Stock Purchase Plan is necessary as it believes that broad-based ownership of equity interests in the Company by its employees provides a substantial motivation for superior performance by more closely aligning the economic interests of those employees with the overall performance of the Company.

         In order for the Company to provide its employees with the ability to continue to invest in the Company through the Stock Purchase Plan, the Board of Directors proposed the adoption, subject to shareholder approval, of an amendment to the Stock Purchase Plan to increase the number of shares available for purchase to 612,500. The Board of Directors believes that the approval of the amendment is essential to further the long-term stability and financial success of the Company by attracting, motivating and retaining qualified employees whose interests are aligned with those of other shareholders of the Company.

SUMMARY OF THE AMENDMENT

         The amendment increases the number of shares of Common Stock which may be issued upon the exercise of options by 250,000 shares or 1.4% of the 17,836,626 shares of Common Stock outstanding on March 14, 2001. These shares, less 74,634 shares subject to options granted subject to shareholder approval of this amendment, will provide an aggregate of 175,366 shares available for issuance.

         A copy of the proposed amendment is included as Exhibit C hereto. If approved by the shareholders, the amendment will become effective as of May 2, 2001.

SUMMARY OF MATERIAL PROVISIONS OF THE STOCK PURCHASE PLAN

         The following is a summary of the material provisions of the Stock Purchase Plan, as proposed to be amended.

         Participation; Awards Under the Stock Purchase Plan. Pursuant to the Stock Purchase Plan, all employees of the Company and its subsidiaries and affiliates (including executive officers of the Company) who have been employed by the Company for at least six months as of any January 1 or July 1 may elect to deduct from their compensation not less than $130.00 and up to 25% of their Base Pay (as defined in the Stock Purchase Plan) for each six-month option period. The dollar amount deducted is credited to the participant's Contribution Account (as defined in the Stock Purchase Plan). In addition, a participant is permitted to make two lump sum contributions during each option period, as long as the aggregate amount of salary deductions do not exceed 25% of the participant's compensation. On the Exercise Date (the last trading day of each option period), the amount deducted from each participant's salary and any additional amounts contributed on a lump-sum basis over the course of the period will be used to purchase shares of Common Stock at a purchase price (the "Exercise Price") equal to the lesser of (a) 85% of the closing market price of the shares of Common Stock on the Exercise Date or (b) 85% of the average of the closing market price of the shares of Common Stock on the Grant Date (the first trading date of each six-month period) and the closing market price of the Common Stock on the Exercise Date for such period. On an Exercise Date, all options shall be automatically exercised, except for persons whose employment has terminated or who have withdrawn all contributions.

         Options granted under the Stock Purchase Plan are subject to the following limitations: (i) subject to certain adjustments, the maximum number of shares of Common Stock which may be purchased by a participant on an Exercise Date is 1,125 shares; (ii) no participant is allowed to purchase, during a calendar year, stock under the Stock Purchase Plan having a market value in excess of $25,000, as determined on the Grant Date; (iii) no option may be granted to a participant who would own 5% or more of the Common Stock of the Company; and (iv) no participant may assign, transfer or otherwise alienate any options granted to him, except by will or the laws of descent and distribution, and such options must be exercised during the participant's lifetime only by him.

         The Company and its subsidiaries have approximately 5,300 employees who are currently eligible to participate in the Stock Purchase Plan. Directors of the Company who are not also employees of the Company and holders of 5% or more of the outstanding shares of Common Stock are not eligible to participate in the Stock Purchase Plan.

         Administration. The Stock Purchase Plan is administered by a Stock Purchase Plan Administrator, which Stock Purchase Plan Administrator is currently the Compensation Committee of the Board of Directors. The Stock Purchase Plan Administrator does not, however, have the discretion to deny the right to participate in the Stock Purchase Plan to any employee who meets the eligibility criteria.

         Upon termination of a participant's employment, the employee shall cease being a participant under the Stock Purchase Plan, and the balance of the employee's Contribution Account shall be paid to the participant as soon as practical after termination. An option granted to such a participant shall be null and void from the date of termination. Upon the death, retirement or disability of a participant, the participant, or his legal representative, may withdraw the balance in his Contribution Account or may have the accumulated balance used to purchase stock under the Stock Purchase Plan. Any remaining money which is insufficient to purchase a whole share is returned to the participant or his legal representative.

         Adjustments. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other change in the Company's structure affecting the Common Stock, appropriate adjustments will be made by the Stock Purchase Plan Administrator in the number of shares reserved for issuance under the Stock Purchase Plan and the calculation of the Exercise Price.

         Amendment. Without the approval of the shareholders of the Company, the Stock Purchase Plan may not be amended to: (i) increase the number of shares reserved under the Stock Purchase Plan (except pursuant to certain changes in the capital structure of the Company), (ii) materially increase the benefits accruing to an insider subject to Section 16(a) of the Securities Exchange Act of 1934, as amended ("Statutory Insiders"), (iii) change the method of determining the purchase price of the shares such that the exercise price is reduced for Statutory Insiders or (iv) make participation in the Stock Purchase Plan available to any person who is not an employee as defined in the Stock Purchase Plan.

         If the amendment to the Stock Purchase Plan is approved, the Stock Purchase Plan will have 612,500 shares of Common Stock authorized for issuance under the Stock Purchase Plan.

         Federal Income Tax Aspects. The following is a brief summary of the Federal income tax aspects of awards made under the Stock Purchase Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

         A holder will not recognize income for Federal tax purposes on account of the initial discount when shares are purchased. Instead, income may be recognized when a holder disposes of his stock.

         If shares of stock are disposed of before a statutory holding period is met, income is recognized in an amount equal to the difference between the price paid for the shares and the market value of the shares on the date such shares were purchased. If shares are disposed of after meeting the holding period requirement, the holder receives ordinary taxable income in the calendar year of disposition equal to the lesser of (i) the original 15% discount on the shares assuming the stock had been purchased on the Grant Date or (ii) the excess of the fair market value of such shares of Common Stock on the day of disposition over the price paid for such shares. In either case, (i) if a holder's disposition is by gift, such holder will have no further income tax consequences and (ii) in the case of a sale of such shares, the difference between the net proceeds on the date of disposition and the holder's tax basis in such shares (including ordinary income recognized in the disposition) will be taxable as capital gain or loss.

         If an employee leaves contributions in the Stock Purchase Plan to purchase Common Stock after he or she retires, the tax consequences depend on whether the termination date is within three months of the Exercise Date. If the termination date is not more than three months prior to the Exercise Date, the tax consequences are as described above. However, if the termination date is more than three months prior to the Exercise Date, the holder is treated as exercising a non-qualified option and is taxed on the Exercise Date on the excess of market value of the stock on that date over the price paid.

CONCLUSION AND RECOMMENDATION

         The Board of Directors believes it is in the best interests of the Company and its shareholders to adopt the amendment to the Stock Purchase Plan to help attract and retain key persons of outstanding competence and to further identify their interests with those of the Company's shareholders generally.

         The amendment to the Stock Purchase Plan will be approved if the votes cast in favor of the amendment exceed the votes cast against it. The Board of Directors recommends that you vote FOR the approval of the amendment to the Employee Stock Purchase Plan.

                            PROPOSAL 4: AMENDMENT TO
                          RESTATED CHARTER TO INCREASE
                        AUTHORIZED SHARES OF COMMON STOCK

         On February 14, 2001, the Board of Directors unanimously approved and directed that the shareholders consider an amendment to Section 5 of the Company's Restated Charter (the "Charter"). The amendment to Section 5 would increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000. If this proposal is approved by the shareholders at the Annual Meeting, the amendment to Section 5 will become effective upon the filing of Articles of Amendment with the Secretary of State of Tennessee, which filing is expected to take place shortly after the Annual Meeting. The Board of Directors believes that it is in the best interests of the Company and all of its shareholders to amend the Charter.

         Except as set forth below, the relative rights of the holders of Common Stock under the Charter would remain unchanged. The first paragraph of Section 5 of the Charter, as amended by the proposed amendment, is set forth below. The remainder of Section 5 will remain unchanged.

                  "5. The Corporation is authorized to issue two classes of stock in the following number of shares: (i) 100,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), and (ii) 5,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock")."

         As of March 14, 2001, there were 17,836,626 shares of Common Stock issued and outstanding, 1,436,491 shares subject to options awarded under the 1993 Plan, 74,750 shares subject to options awarded under the Outside Directors' Plan and 92,621 shares subject to options awarded under the 1989 Plan. Since July 1997, the Company has issued 2,452,275 shares of Common Stock in connection with acquisitions. Furthermore, in July 1996, the Board of Directors declared a three-for-two stock split effected in the form of a 50% stock dividend.


         The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Company the necessary flexibility to issue Common Stock in connection with additional stock dividends and splits, acquisitions, equity financings, employee compensation and benefit plans, and for other general corporate purposes.


         Future issuances of Common Stock would be at the discretion of the Board of Directors without the expense and delay incidental to obtaining shareholder approval, except as may be required by applicable law or by the rules of any stock exchange or market on which the Company's securities may then be listed or authorized for quotation. For example, The Nasdaq Stock Market, on which the Common Stock is authorized for quotation, currently requires shareholder approval as a prerequisite to listing shares in several instances, including in connection with acquisitions where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding by 20% or more.

         Holders of Common Stock have no preemptive rights to subscribe to any additional securities of any class that the Company may issue. The amendment to the Charter is not being proposed in response to any effort known by management to acquire control of the Company.

         The amendment to the Charter will be approved if the votes cast in favor of the proposal exceed the votes cast against it. The Board of Directors recommends a vote FOR approval of the amendment to the Restated Charter.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended December 30, 2000, with the exception of Mr. Gray's June Form 4 (reporting nine transactions) and Mr. Ryan's June Form 4 (reporting three transactions), each of which was filed three days late.

                              CERTAIN TRANSACTIONS

         On July 27, 1998, the Company purchased all of the assets used in the operation of Virginia Food Service Group, the foodservice division of Taylor & Sledd, Inc. ("Taylor & Sledd"). Robert C. Sledd, Chairman and Chief Executive Officer of the Company, and certain members of his family are shareholders of Taylor & Sledd. The purchase price for the assets was $3,652,158, plus $4,453,303 paid in March 1999 pursuant to the terms of an earnout agreement. The purchase price was determined by arm's-length negotiations between the parties. Mr. Sledd's interest in the transaction, including the earnout payment, was valued at $1,385,223. Mr. Sledd's parents' and siblings' interest in the transaction, including the earnout payment, was valued at an additional $5,719,213. In addition, in connection with the acquisition, Taylor & Sledd entered into a lease with Virginia Foodservice Group, Inc., a subsidiary of the Company, which provided for payments to Taylor & Sledd annually through June 2013. Virginia Foodservice Group, Inc. made lease payments to Taylor & Sledd in the aggregate amount of approximately $571,000 during fiscal 2000. In January 2001, the unaffiliated owner trust under the Company's synthetic lease facility acquired the property from Taylor & Sledd, and the Company now leases that property from the owner trust.

         In 1988, Pocahontas leased certain land and buildings from Taylor & Sledd. The lease provides for monthly payments of approximately $54,000 and expires on July 31, 2004, subject to certain renewal options on the same terms for successive one year periods. Pocahontas made lease payments in the aggregate amount of approximately $663,000 during fiscal 2000.

         On February 26, 1999, pursuant to an Agreement and Plan of Merger dated February 2, 1999 (the "Merger Agreement"), the Company effected a business combination with NorthCenter Foodservice Corporation ("NorthCenter") through the merger of NorthCenter with a wholly-owned subsidiary of the Company (the "Merger"). As consideration for the Merger, H. Allen Ryan received 850,176 shares, or approximately 6.8%, of the Company's then outstanding Common Stock. If and when Mr. Ryan sells any shares of the Company's Common Stock, he has agreed to do so in accordance with Rule 145 of the Securities Act of 1933, as amended, and in accordance with the rules and regulations governing poolings-of-interest transactions.

         The Board of Directors of the Company has adopted a policy which provides that any transaction between the Company and any of its directors, officers, or principal shareholders or affiliates thereof must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the disinterested directors of the Company. Management believes that past transactions have complied with this policy.

                              INDEPENDENT AUDITORS

         The Board of Directors of the Company has selected KPMG LLP to serve as independent auditors for the current fiscal year. Such firm has served as the Company's independent auditors since 1987. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                            PROPOSALS OF SHAREHOLDERS


         Shareholders intending to submit proposals should send such proposals in writing, by certified mail, return receipt requested, to John D. Austin, Secretary, Performance Food Group Company, 6800 Paragon Place, Suite 500, Richmond, Virginia 23230. To be included in the proxy statement and form of proxy relating to the Company's 2002 Annual Meeting of Shareholders or to be presented at the Company's 2002 Annual Meeting of Shareholders, proposals must be received by the Company prior to December 10, 2001.

                                                                       EXHIBIT A


            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

- Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

- Monitor the independence and performance of the Company's independent auditors and internal auditing department.

- Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee shall meet privately in executive session at least annually with management; the director of the internal auditing department, the independent auditors and as a committee to discuss any matters that the Committee or each of these groups believes should be discussed. In addition, the Committee shall communicate with management and the independent auditors' quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

         Document/Reports Review Procedures

1. The Audit Committee shall assess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3. In consultation with the management, the independent auditors and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence, and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensation to be paid to the independent auditors.

7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

8. Review the independent auditors audit plan including scope, staffing, locations, reliance upon management and internal audit and general audit approach.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Internal Audit Department and Legal Compliance

11. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

12. Review the appointment, performance and replacement of the senior internal audit executive.

13. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

16. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                                                                       EXHIBIT B

                THIRD AMENDMENT TO PERFORMANCE FOOD GROUP COMPANY
                       1993 EMPLOYEE STOCK INCENTIVE PLAN

         Section 3 of the Performance Food Group Company 1993 Employee Stock Incentive Plan is hereby amended, effective May 2, 2001, subject to the approval of the Performance Food Group Company shareholders at the 2001 Annual Meeting of Shareholders, as follows:

         1. By deleting the first sentence in its entirely and substituting therefor the following:

                  "The aggregate number of shares of Stock reserved and available for distribution under the Plan shall be increased by 1,200,000 shares to 2,825,000 shares."

                  Upon the occurrence of any action which would require an adjustment in the number of shares under the third paragraph of Section 3 of the 1993 Employee Stock Incentive Plan between the date of approval of this amendment by the Board of Directors of the Company and the date of approval of this amendment by the Company's shareholders, then the 1,200,000 share increase in the shares authorized shall be adjusted in the same manner as provided in the third paragraph of
         Section 3.

                                                                       EXHIBIT C

    AMENDMENT TO PERFORMANCE FOOD GROUP COMPANY EMPLOYEE STOCK PURCHASE PLAN

         Section 6.1 of the Performance Food Group Company Employee Stock Purchase Plan is hereby amended, effective May 2, 2001, subject to the approval of the Performance Food Group Company shareholders at the 2001 Annual Meeting of Shareholders, as follows:

         1. By deleting the first sentence in its entirety and substituting therefor the following:

                  "PFG shall have reserved an additional two hundred fifty thousand (250,000) shares of Stock, for a total of six hundred twelve thousand five hundred (612,500) shares of Stock for issuance upon exercise of the options granted under this Plan."

                  Upon the occurrence of any action which would require an adjustment in the number of shares under Section 10.3 of the Employee Stock Purchase Plan between the date of approval of this amendment by the Board of Directors of the Company and the date of approval of this amendment by the Company's shareholders, then the 250,000 share increase in the authorized shares shall be adjusted in the same manner as provided in Section 10.3.

                         PERFORMANCE FOOD GROUP COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 2, 2001
                                     PROXY
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AT 10:00 A.M. (EDT) ON MAY 2, 2001 AND ANY ADJOURNMENT(S) THEREOF. The undersigned hereby appoints John D. Austin and Roger L. Boeve, or either of them, with full power of substitution, as attorneys, and hereby authorizes them to represent and to vote in the name of and as proxy for the undersigned, as designated, all of the shares of common stock of Performance Food Group Company held of record by the undersigned on March 14, 2001.

1. ELECTION OF TWO CLASS II DIRECTORS TO SERVE UNTIL THE 2004 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

  [ ] FOR all nominees listed below (except as marked to the contrary below).

                       Robert C. Sledd    Fred C. Goad, Jr.

  To withhold authority to vote for any individual nominee, write that nominee's name in the space below:

  ------------------------------------------------------------------------------

  [ ] WITHHOLD AUTHORITY to vote for all nominees.

2. AMENDMENT OF THE 1993 EMPLOYEE STOCK INCENTIVE PLAN.
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN.
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN
4. AMENDMENT OF THE RESTATED CHARTER.
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN
In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting or any adjournment thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO IN PROPOSAL 1, FOR THE AMENDMENT TO THE 1993 EMPLOYEE STOCK INCENTIVE PLAN, FOR THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN AND FOR THE AMENDMENT TO THE RESTATED CHARTER.

    The undersigned revokes any prior proxies to vote the shares covered by this proxy.

                                                Dated:                    , 2001
                                                  ------------------------------

                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature if Held Jointly

                                                Please sign exactly as name
                                                appears on your share
                                                certificates. Each joint owner
                                                must sign. When signing as
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If a corporation,
                                                please sign in full corporate
                                                name as authorized. If a
                                                partnership or limited liability
                                                company, please sign in such
                                                organization's name by an
                                                authorized person.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED REPLY
       ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.